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                                                                     EXHIBIT (8)
                                         August 14, 1996
First Union Corporation,
One First Union Center,
Charlotte, North Carolina 28288-0013
Home Financial Corporation,
1720 Harrison Street,
Hollywood, Florida 33020.
Ladies and Gentlemen:
     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned acquisition of Home Financial Corporation, a corporation organized under the laws of Delaware ("HFC"), accomplished by means of a merger of HFC with and into First Union (the "Corporate Merger"), pursuant to the Agreement and Plan of Mergers, dated as of the 16th day of June, 1996, by and among First Union, HFC, Home Savings Bank, FSB, and First Union National Bank of Florida
(the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Corporate Merger.
     We have assumed with your consent that:
          (a) the Corporate Merger will be effected in accordance with the Merger Agreement, and
          (b) the representations contained in the letters of representation from HFC and First Union to us dated August 14, 1996, will be true on the Effective Date.
     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Corporate Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:
          (i) no gain or loss will be recognized for federal income tax purposes by HFC stockholders upon the exchange in the Corporate Merger of shares of HFC Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock);
          (ii) the basis of FUNC Common Shares received in the Corporate Merger by HFC stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of HFC Common Stock surrendered in exchange therefor;
          (iii) the holding period of FUNC Common Shares received in the Corporate Merger by a HFC stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of HFC Common Stock surrendered in exchange therefor were held by the HFC stockholder, provided such shares of HFC Common Stock were held as capital assets; and
          (iv) cash received by a holder of HFC Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the HFC Common Stock allocable to the fractional share interest.
     The tax consequences described above may not be applicable to HFC stockholders that acquired their HFC Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold HFC
Common Stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.
     We hereby consent to the reference to us under the heading "The
Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Corporate Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
                                         Very truly yours,
                                         SULLIVAN & CROMWELL